FOR IMMEDIATE RELEASE
1/19/2005
Contact: Richard Scott or Bryna Butler,
(740) 446-2631, 1-800-468-6682



                     OVBC ANNOUNCES STOCK REPURCHASE PROGRAM


GALLIPOLIS, Ohio -- Ohio Valley Banc Corp. [NASDAQ: OVBC] was authorized by its Board of Directors on January 18, 2005, to repurchase up to 175,000 shares of OVBC common stock through open market and privately negotiated purchases. The timing of the purchases, the prices paid and the actual number of shares of common stock purchased will depend upon market conditions and limitations imposed by applicable federal securities laws. All shares of common stock purchased will be held as treasury shares and will be available for use by OVBC pursuant to the terms of OVBC's Dividend Reinvestment and Employee Stock Purchase Plan as well as for other general corporate purposes.

Jeffrey E. Smith, president and chief executive officer, commented, "Our shareholders purchased more than 46,000 shares of common stock in 2004 under the Dividend Reinvestment Plan (DRIP) and Employee Stock Purchase Plan. This authorization by our Board will permit the purchase of shares, when available, to meet the demand for DRIP shares."

All purchases will be made by OVBC between February 16, 2005 and August 16, 2005, unless OVBC's Board of Directors extends the program. On January 18, 2005, OVBC had 3,430,858 shares of common stock outstanding.

Ohio Valley Banc Corp. operates three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with five offices in Ohio; and Ohio Valley Financial Services. Ohio Valley Banc Corp. stock is traded on the NASDAQ Stock Market under the symbol OVBC.